EXHIBIT 4-A-26


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                      LOAN AGREEMENT



                         between



              THE COUNTY OF BOONE, KENTUCKY


                           and



          THE CINCINNATI GAS & ELECTRIC COMPANY



               ---------------------------

                       $48,000,000
                County of Boone, Kentucky
         5-1/2% Collateralized Pollution Control
          Revenue Refunding Bonds, 1994 Series A
     (The Cincinnati Gas & Electric Company Project)



                          Dated



                          as of



                     January 1, 1994

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
                           INDEX

          (This Index is not a part of the Agreement but rather is for convenience of reference only.)

                                                           Page
                                                           ----

Preambles ...............................................   1



                           ARTICLE I
                          DEFINITIONS

Section 1.1   Use of Defined Terms ......................    1
Section 1.2   Definitions ...............................    1
Section 1.3   Interpretation ............................    6
Section 1.4   Captions and Headings .....................    7



                          ARTICLE II
                        REPRESENTIONS

Section 2.1   Representations of the Issuer .............    8
Section 2.2   No Warranty by Issuer of Condition or
                Suitability of the Project ..............    8
Section 2.3   Representations, Warranties and Covenants of
                the Company..............................    8



                         ARTICLE III
                 COMPLETION OF THE PROJECT;
                   ISSUANCE OF THE BONDS

Section 3.1   Acquisition, Construction and
                Installation ............................   13
Section 3.2   Issuance of the Bonds; Application of
                Proceeds ................................   13
Section 3.3   Investment of Fund Moneys .................   14
Section 3.4   Rebate Fund ...............................   15



                         ARTICLE IV
                 LOAN BY ISSUER; LOAN PAYMENTS;
          ADDITIONAL PAYMENTS; AND FIRST MORTGAGE BONDS

Section 4.1   Loan Repayment; Delivery of First Mortgage
                Bonds ...................................   16
Section 4.2   Additional Payments .......................   16
Section 4.3   Place of Payments .........................   17
Section 4.4   Obligations Unconditional .................   17
Section 4.5   Assignment of Revenues, Agreement and
              First Mortgage Bonds ......................   17
Section 4.6   First Mortgage Bonds ......................   17

                                                           Page
                                                           ----


                          ARTICLE V
             ADDITIONAL AGREEMENTS AND COVENANTS

Section 5.1   Maintenance ...............................   19
Section 5.2   Removal of Portions of the Project
                Facilities ..............................   19
Section 5.3   Operation of Project Facilities ...........   20
Section 5.4   Insurance .................................   20
Section 5.5   Damage; Destruction and Eminent Domain ....   20
Section 5.6   Company to Maintain its Corporate
                Existence; Conditions Under Which
                Exceptions Permitted ....................   21
Section 5.7   Indemnification ...........................   21
Section 5.8   Company Not to Adversely Affect
                Exclusion of Interest on 1994 Bonds From
                Gross Income For Federal Income Tax
                Purposes ................................   22
Section 5.9   Use of Project Facilities .................   22
Section 5.10  Assignment by Company .....................   23
Section 5.11  Agreements with Bond Insurer...............   23



                          ARTICLE VI
                          REDEMPTION

Section 6.1   Optional Redemption .......................   24
Section 6.2   Extraordinary Optional Redemption .........   24
Section 6.3   Mandatory Redemption ......................   26
Section 6.4   Notice of Redemption ......................   26
Section 6.5   Actions by Issuer .........................   26
Section 6.6   Concurrent Discharging of First
                Mortgage Bonds ..........................   26



                         ARTICLE VII
                EVENTS OF DEFAULT AND REMEDIES

Section 7.1   Events of Default .........................   27
Section 7.2   Remedies on Default .......................   28
Section 7.3   No Remedy Exclusive .......................   29
Section 7.4   Agreement to Pay Attorneys' Fees and
                Expenses ................................   29
Section 7.5   No Waiver .................................   29
Section 7.6   Notice of Default .........................   29



                        ARTICLE VIII
                       MISCELLANEOUS

Section 8.1   Term of Agreement .........................   30
Section 8.2   Amounts Remaining in Funds ................   30

Section 8.3   Notices ...................................   30
Section 8.4   Extent of Covenants of the Issuer;
                No Personal Liability ...................   30
Section 8.5   Binding Effect ............................   31
Section 8.6   Amendments and Supplements ................   31
Section 8.7   Execution Counterparts ....................   31
Section 8.8   Severability ..............................   31
Section 8.9   Governing Law .............................   31

Signatures ..............................................   32
Exhibit A .................................Project Description

                     LOAN AGREEMENT


        THIS LOAN AGREEMENT is made and entered into as of January 1, 1994 between the COUNTY OF BOONE, KENTUCKY (the "Issuer"), a de jure county and a political subdivision of the Commonwealth of Kentucky, and THE CINCINNATI GAS & ELECTRIC COMPANY (the "Company"), a public utility and corporation duly organized and validly existing under the laws of the State of Ohio and duly qualified to do business in Kentucky. Capitalized terms used in the following recitals are used as defined in
Article I of this Agreement.

        Pursuant to the Act, the Issuer has determined to issue, sell and deliver the Bonds and to lend the proceeds derived from the sale thereof to the Company to assist in the refunding of the Refunded Bonds. The Refunded Bonds were originally issued to provide funds to make a loan to the Company to assist in the financing of its portion of the costs of the Project.

        The Company and the Issuer each have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.

        NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the Issuer and the Company agree as follows (provided that any obligation of the Issuer created by or arising out of this Agreement shall never constitute a general debt of the Issuer or give rise to any pecuniary liability of the Issuer or a charge upon its general credit or taxing powers but shall be payable solely and only from and out of the Revenues, including Loan Payments made pursuant to the First Mortgage Bonds):



                            ARTICLE I

                           DEFINITIONS


        Section 1.1. Use of Defined Terms. In addition to the words and terms defined elsewhere in this Agreement or by reference to another document, the words and terms set forth in
Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

        Section 1.2.  Definitions.  As used herein:

        "Act" means Sections 103.200 to 103.285, inclusive, of the Kentucky Revised Statutes.

        "Additional Payments" means the amounts required to be paid by the Company pursuant to the provisions of Section 4.2 hereof.

        "Administration Expenses" means the compensation (which compensation shall not be greater than that typically charged in similar circumstances) and reimbursement of reasonable expenses and advances payable to the Trustee, the Registrar, any Paying Agent and any Authenticating Agent.

        "Agreement" means this Loan Agreement, as amended or supplemented from time to time.

        "Authenticating Agent" means the Authenticating Agent as defined in the Indenture.

        "Bond Insurance Policy" means the municipal bond insurance policy issued by the Bond Insurer that guarantees payment when due of principal and interest on the Bonds.

        "Bond Insurer" means Municipal Bond Investors Assurance
Corporation, a stock insurance company incorporated under the laws of the State of New York, or its successor.

        "Bond Fund" means the Bond Fund created in the Indenture.

        "Bond Ordinance" means the ordinance of the Issuer providing for the issuance of the Bonds and approving this Agreement, the Indenture and related matters, as amended or supplemented from time to time.

        "Bond Service Charges" means, for any period or time, the principal of, premium, if any, and interest due on the Bonds for that period or payable at that time whether due at maturity or upon acceleration or redemption or otherwise.

        "Bonds" means the $48,000,000 Collateralized Pollution
Control Revenue Refunding Bonds, 1994 Series A (The Cincinnati
Gas & Electric Company Project), issued by the Issuer pursuant to the Bond Ordinance and the Indenture.

        "Bonds Outstanding" or "Outstanding Bonds" means
Outstanding Bonds as defined in the Indenture.

        "1994 Bonds" means collectively, the Bonds and the Ohio
Bonds.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to the Code and Sections of the Code include re1evant applicable regulations and proposed regulations thereunder and under the Interna1 Revenue Code of 1954, as amended, and any successor provisions to those Sections, regulations or proposed regulations and, in addition, all applicable official rulings and judicial determinations under the foregoing applicable to the Bonds.

        "Company Mortgage" means the First Mortgage, dated as of August 1, 1936, between the Company and the Company Mortgage
Trustee, as amended, modified or supplemented from time to time.

        "Company Mortgage Trustee" means The Bank of New York
(formerly Irving Trust Company), as trustee under the Company
Mortgage, and its successors and assigns.

        "Eligible Investments" means Eligible Investments as defined in the Indenture.

        "Engineer" means an engineer (who may be an employee of the Company) or engineering firm qualified to practice the profession of engineering under the laws of the State and who or which is acceptable to the Trustee.

        "Event of Default" means any of the events described as an Event of Default in Section 7.1 hereof.

        "First Mortgage Bonds" means the $48,000,000 aggregate principal amount of First Mortgage Bonds, 5-1/2% Series C Due
2024, issued under the Company Mortgage pursuant to the Supplemental Mortgage Indenture.

        "Force Majeure" means any of the causes, circumstances or events described as constituting Force Majeure in Section 7.1 hereof.

        "Government Ob1igations" means Government Obligations as defined in the Indenture.

        "Holder" or "Holder of a Bond" means the Person in whose name a Bond is registered on the Register.

        "Indenture" means the Trust Indenture, dated as of the same date as this Agreement, between the Issuer and the Trustee, as amended or supplemented from time to time.

        "Interest Rate for Advances" means the interest rate per year payable on the Bonds.

        "Loan" means the loan by the Issuer to the Company of the proceeds received from the sale of the Bonds.

        "Loan Payment Date" means any date on which any Bond
Service Charges are due and payable.

        "Loan Payments" means the amounts required to be paid by the Company on the First Mortgage Bonds in repayment of the Loan pursuant to Section 4.1 hereof.

        "1954 Code" means the Internal Revenue Code of 1954, as amended from time to time through the date of enactment of the Code. References to the 1954 Code and Sections of the 1954 Code include relevant applicable regulations (including temporary regulations) and proposed regulations thereunder and any successor provisions to those Sections, regulations or proposed regulations.

        "Notice Address" means:

        (a)  As to the Issuer:    County of Boone, Kentucky
                                  Boone County Courthouse
                                  Burlington, Kentucky 41005
                                  Attention: County
                                     Judge/Executive

        (b)  As to the Company:   The Cincinnati Gas & ELectric
                                  Company
                                  139 East Fourth Street
                                  Cincinnati, Ohio 45202
                                  Attention: Treasurer

        (c)  As to the Trustee:   The Bank of New York
                                  101 Barclay Street, 21st Floor
                                  New York, New York  10286
                                  Attention: Corporate Trust
                                  Administration

or such additional or different address, notice of which is given under Section 8.3 hereof.

        "Ohio Bonds" means, collectively: (i) $21,400,000 principal amount of State of Ohio 5.45% Collateralized Water Development Revenue Refunding Bonds, 1994 Series A (The Cincinnati Gas & Electric Company Project), dated January 1, 1994 and (ii) $25,300,000 principal amount of State of Ohio 5.45% Collateralized Air Quality Development Revenue Refunding Bonds, 1994 Series B (The Cincinnati Gas & Electric Company Project), dated January 1, 1994.

        "Opinion of Bond Counsel" means a written opinion of nationally recognized bond counse1 selected by the Company and acceptable to the Trustee who is experienced in matters relating to the exclusion from gross income for federal income tax purposes of interest on obligations issued by states and their political subdivisions. Bond Counsel may be counsel to the Trustee or the Company.

        "Original Purchasers" means the Original Purchasers as defined in the Indenture.

        "Paying Agent" means the Paying Agent as defined in the Indenture.

        "Person" or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), joint ventures, societies, estates, trusts, corporations, public or governmental bodies, other legal entities and natural persons.

        "Pollution Control Facilities" means pollution control facilities as that term is defined in KRS 103.246.

        "Project" or "Project Facilities" means the real, personal or real and personal property, including undivided or other interests therein, identified in the Project Description.

        "Project Description" means the description of the Project Facilities attached hereto as Part 1 of Exhibit A.

        "Project Purposes" means the purposes of Pollution
Control Facilities as described in the Act and as particularly described in Part 1 of Exhibit A hereto.

        "Project Site" means the East Bend Generating Station, owned as tenants in common by the Company and The Dayton Power and Light Company, located within the corporate boundaries of the Issuer, within the State.

        "Rebate Fund" means the Rebate Fund created in the Indenture.

        "Refunded Bonds" means the $48,000,000 principal amount of "County of Boone, Kentucky, Pollution Control Revenue Bonds
(The Cincinnati Gas & Electric Company Project), 1979 Series A," dated October 1, 1979.

        "Refunded Bonds Indenture" means the Indenture of Trust dated as of October 1, 1979, by and between the Issuer and The
Fifth Third Bank, in respect of the Refunded Bonds.

        "Refunded Bonds Loan Agreement" means the Loan Agreement in connection with Pollution Control Facilities dated as of October 1, 1979, by and between the Issuer and the Company, in respect of the Refunded Bonds.

        "Refunded Bonds Trustee" means The Fifth Third Bank, as
Trustee under the Refunded Bonds Indenture.

        "Refunding Fund" means the Refunding Fund created in the Indenture.

        "Register" means the books kept and maintained for the registration and transfer of Bonds pursuant to Section 3.05 of the Indenture.

        "Registrar" means the Registrar as defined in the Indenture.

        "Revenues" means (a) the Loan Payments, (b) all other moneys received or to be received by the Issuer or the Trustee in respect of repayment of the Loan, including without limitation, all moneys and investments in the Bond Fund, (c) any moneys and investments in the Refunding Fund (until applied to the redemption of the Refunded Bonds), and (d) all income and profit from the investment of the foregoing moneys. The term "Revenues" does not include any moneys or investments in the Rebate Fund.

        "State" means the Commonwealth of Kentucky.

        "Station Unit" means the East Bend Generating Station
Unit 2.

        "Supplemental Mortgage Indenture" means the Thirty-fifth
Supplemental Indenture, dated as of January 1, 1994, between the Company and the Company Mortgage Trustee, as amended or supplemented from time to time.

        "Trustee" means The Bank of New York, New York, New
York, a corporation duly organized and validly existing under the laws of the State of New York, until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Trustee" shall mean the successor Trustee. "Principal Office" of the Trustee shall mean the principal corporate trust office of the Trustee, which office at the date of issuance of the Bonds is 1ocated at its Notice Address.

        "Unassigned Issuer's Rights" means all of the rights of the Issuer to receive Additional Payments under Section 4.2 hereof, to be held harmless and indemnified under Section 5.9 hereof, to be reimbursed for attorney's fees and expenses under
Section 7.4 hereof and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement under Section 8.6 hereof and its right to enforce such rights.

        Section 1.3. Interpretation. Any reference herein to the State, to the Issuer or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

        Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Kentucky Revised Statutes, or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Issuer, the Holders, the Trustee, the Registrar, an Authenticating Agent, a Paying Agent or the Company under this Agreement, the Indenture, the Bonds, the Company Mortgage, the Supplemental Mortgage Indenture or the First Mortgage Bonds.

        Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms "hereof", "hereby", "herein", "hereto", "hereunder" and similar terms refer to this Agreement; and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of the Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

        Section 1.4. Captions and Headings. The captions and headings in this Agreement are used solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs or subparagraphs or clauses hereof.



    (End of Article I)

                           ARTICLE II

                         REPRESENTATIONS


        Section 2.1. Representations of the Issuer. The Issuer represents that: (a) it is a de jure county and a political subdivision of the State duly organized and validly existing under the laws of the State; (b) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Bonds and the execution and delivery of this Agreement and the Indenture; (c) it is not in violation of or in conflict with any provisions of the laws of the State which would impair its ability to carry out its obligations contained in this Agreement or the Indenture; (d) it is empowered to enter into the transactions contemplated by this Agreement and the Indenture; (e) it has duly authorized the execution, delivery and performance of this Agreement and the Indenture; and (f) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the Indenture by any successor public body.

        Section 2.2. No Warranty by Issuer of Condition or Suitability of the Project. The Issuer makes no warranty, either express or implied, as to the suitability or utilization of the Project for the Project Purposes, or as to the condition of the Project Facilities or that the Project Facilities are or will be suitable for the Company's purposes or needs.

        Section 2.3. Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants that:

         (a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio, and is duly qualified to do business in the State, with power and authority (corporate and other) to own its properties and conduct its business, to execute and deliver this Agreement, the Supplemental Mortgage Indenture and the First Mortgage Bonds, and to perform its obligations under this Agreement, the Company Mortgage, the Supplemental Mortgage Indenture and the First Mortgage Bonds.

         (b) This Agreement, the Supplemental Mortgage Indenture and the Company Mortgage have been duly authorized, executed and delivered by the Company; the First Mortgage Bonds have been duly authorized, executed, issued and delivered; and this Agreement, the Supplemental Mortgage Indenture, the Company Mortgage and the First Mortgage Bonds constitute valid and 1egally binding obligations of the Company, enforceable in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other
    laws of general applicability relating to or affecting creditors' rights, to laws relating to or affecting the enforcement of the security provided by the Company Mortgage and to general equity principles.

         (c) The execution, delivery and performance by the Company of this Agreement and the Supplemental Mortgage Indenture and the consummation of the transactions contemplated hereby and thereby will not violate any provision of law or regulation applicable to the Company, or any writ or decree of any court or governmental instrumentality, or of the Articles of Incorporation, as amended, or Code of Regulations, as amended, of the Company, or any mortgage, indenture, contract, agreement or other undertaking to which the Company is a party or which purports to be binding upon the Company or upon any of its assets.

         (d) Substantially all (at least 90%) of the proceeds of the Refunded Bonds were used to provide air and water pollution control facilities and solid waste disposal facilities as provided in and within the meaning of Sections 103(b)(4)(E) and
(F) of the 1954 Code, the original use of which facilities commenced with the Company and all of the proceeds of the Refunded Bonds have been spent for the Project or to pay costs of issuance of the Refunded Bonds. All of such air and water pollution control facilities and solid waste disposal facilities consist either of land or of property of a character subject to the allowance for depreciation provided in Section l67 of the Code. The proceeds of the Bonds (other than any accrued interest thereon) will be used exclusively to refund the principal of the Refunded Bonds and none of the proceeds of the Bonds wil1 be used to pay for any costs of issuance of the Bonds. The Refunded Bonds were issued prior to August 16, 1986. The principal amount of the Bonds does not exceed the outstanding principal amount of the Refunded Bonds. The proceeds of the Bonds will be used to retire, pay and discharge the Refunded Bonds not later than 90 days after the date of issuance of the Bonds.

         (e) The acquisition and construction of the Project financed by application of the proceeds of the Refunded Bonds was not commenced (within the meaning of Treasury Regulations
Section 1.103-8(a)(5)) as applicable to the Refunded Bonds prior to the adoption of the resolution of the Issuer evidencing the intent of the Issuer to issue the Refunded Bonds (being February 17, 1976).

         (f) It has caused the Project to be substantially completed. The Project constitutes Pollution Control Facilities under the Act and is consistent with the purposes of the Act. The Project is being, and the Company will operate or cause the Project to be, operated and maintained in such manner to conform
    with applicable zoning, planning, building, environmental and other applicable governmental regulations and all permits, variances and orders issued or granted pursuant thereto, which permits, variances and orders have not been withdrawn or otherwise suspended, and to be consistent with the Act.

         (g) It has used or operated, and presently intends to use and operate the Project Facilities in a manner consistent with the Project Purposes until the date on which the Bonds have been fully paid and knows of no reason why the Project Facilities will not be so operated. The Company has not sold and does not intend to sell or otherwise dispose of the Project or any portion thereof.

         (h) None of the proceeds of the Refunded Bonds were used and none of the proceeds of the Bonds will be used to provide any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including handball or racquetball court), hot tub facility, suntan facility, racetrack, airplane, skybox or other private luxury box, or health club facility; any facility primarily used for gambling; any store the principal business of which is the sale of alcoholic beverages for consumption off premises; or any facilities for retail food and beverage services, automobile sales or service, or the provision of recreation or entertainment.

         (i) Less than 25% of the proceeds of the Refunded Bonds have been used and 1ess than 25% of the proceeds of the Bonds will be used directly or indirectly to acquire land or any interest therein, and none of such proceeds has been or will be used to provide land which is to be used for farming purposes.

         (j) No portion of the proceeds of the Refunded Bonds has been used and no portion of the proceeds of the Bonds will be used to acquire existing property or any interest therein unless the first use of such property was by the Company and was pursuant to and followed such acquisition.

         (k) After the expiration of any applicable temporary period under Section 148(d)(3) of the Code, at no time during any bond year will the aggregate amount of gross proceeds of the 1994 Bonds invested in higher yielding investments (within the meaning of Section 148(b) of the Code) exceed 150 percent of the debt service on the 1994 Bonds for such bond year and the aggregate amount of gross proceeds of the 1994 Bonds invested in higher yielding investments, if any, will be promptly and appropriately reduced as the outstanding amount of the 1994
    Bonds is reduced, provided however that the foregoing shall not require the sale or disposition of any investments in higher yielding investments if such sale or disposition would result in a loss which exceeds the amount which would be paid to the United States (but for such sale or disposition) at the time of such sale or disposition if a payment were due at such time. At no time will any funds constituting gross proceeds of the 1994 Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code.

         The terms "bond year", "gross proceeds", "higher yielding investments", "yield", and "debt service" have the meanings assigned to them for purposes of Section 148 of the Code.

         (1) The Refunded Bonds were not, and the Bonds will not be, "federally guaranteed" within the meaning of Section 149(b) of the Code.

         (m) It is not anticipated that as of the date hereof, there will be created any replacement proceeds, within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the 1994 Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.

         (n) On the date of issuance and delivery of the Refunded Bonds, the Company reasonably expected that all of the proceeds of such Refunded Bonds would be used to carry out the governmental purposes of such issue within the 3-year period beginning on the date such issue was issued and none of the proceeds of such issue, if any, were invested in nonpurpose investments having a substantially guaranteed yield for 3 years or more.

         (o) The average maturity of the 1994 Bonds does not exceed 120% of the average reasonably expected economic life of the facilities refinanced by the 1994 Bonds (determined under Section 147(b) of the Code).

         (p) The information furnished by the Company and used by the Issuer in preparing the certifications and statements pursuant to Sections 148 and 149(e) of the Code or their statutory predecessors with respect to the Refunded Bonds was accurate and complete as of the date of issuance of the Refunded Bonds, and the information furnished by the Company and used by the Issuer in preparing the certification pursuant to Section 148 of the Code and in preparing the information statement pursuant to Section 149(e) of the Code, both referred to in the Bond Ordinance, will be accurate and complete as of the date of issuance of the Bonds.

         (q) The Project Facilities do not include any office except for offices (i) located on the Project Site and (ii) not more than a de minimis amount of the functions to be performed at which is not directly related to the day-to-day operations of the Project Facilities.

         (r)  The Department of Natural Resources and
Environmental Protection of Kentucky (now the Natural Resources and Environmental Protection Cabinet of Kentucky), having jurisdiction in the premises, has previously certified that the Project, as designed, is in furtherance of the purposes of abating and controlling atmospheric pollutants and contaminants and water pollution.

         (s) The Company will, but only to the extent required by law, cause the Indenture and/or any related instruments or documents relating to the assignments made by the Issuer under the Indenture to secure the Bonds, to be recorded and/or filed in the manner and in the places required by law in order to preserve and protect fully the security of the Holders and the rights of the Trustee under the Indenture.



   (End of Article II)

                             ARTICLE III

                      COMPLETION OF THE PROJECT;
                        ISSUANCE OF THE BONDS

         Section 3.1.  Acquisition, Construction and
Installation. The Company represents that it and the other public utility company which owns an undivided interest in the Project Facilities with the Company as tenants-in-common have caused the Project Facilities to be acquired, constructed and installed on the Project Site, substantially in accordance with the Project Description and in conformance with the Plans and Specifications, as defined in the Refunded Bonds Loan Agreement and in conformance with all applicable zoning, planning, building and other similar regulations of all governmental authorities having jurisdiction over the Project and all permits, variances and orders issued in respect of the Project by EPA, and that the proceeds derived from the Refunded Bonds, including any investment thereof, were expended in accordance with the Refunded Bonds Indenture and the Refunded Bonds Loan Agreement.

         Section 3.2. Issuance of the Bonds; Application of Proceeds. To provide funds to make the Loan to the Company to assist the Company in the refunding of the Refunded Bonds, concurrently with the delivery to the Trustee of the First Mortgage Bonds as provided in Section 4.1 hereof, the Issuer will issue, sell and deliver the Bonds to the Original Purchaser. The Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Bonds, and the terms and conditions under which the Bonds will be issued, sold and delivered.

         The proceeds from the sale of the Bonds (other than any accrued interest) shall be loaned to the Company to assist the Company in refunding the Refunded Bonds in order to reduce the interest cost payable by the Company and shall be deposited in whole in the Refunding Fund. On or before February 15, 1994, all moneys on deposit in the Refunding Fund shall be transferred to and deposited in the bond fund created by the Refunded Bonds Indenture and applied by the Refunded Bonds Trustee, with other adequate moneys to be furnished by the Company, to the payment of principal of, redemption premium and interest on the Refunded Bonds on February 15, 1994.

         Pending disbursement pursuant to this Section and
Section 5.02 of the Indenture, the proceeds of the Bonds so deposited in the Refunding Fund, together with any investment earnings thereon, shall constitute a part of the Revenues assigned by the Issuer to the Trustee for the payment of Bond Service Charges. Any accrued interest received from the sale of the Bonds shall be deposited in the Bond Fund.

         The Company hereby requests that the Issuer notify the Refunded Bonds Trustee that the entire outstanding principal amount of the Refunded Bonds is to be redeemed on February 15, 1994 at a redemption price of 101% of the principal amount hereof plus accrued interest to the redemption date.

         Section 3.3. Investment of Fund Moneys. At the oral (confirmed promptly in writing) or written request of the Company, any moneys held as part of the Bond Fund, the Refunding Fund or the Rebate Fund shall be invested or reinvested by the Trustee in Eligible Investments; provided, that such moneys shall be invested or reinvested by the Trustee only in Eligible Investments which shall mature, or which shall be subject to redemption by the holder thereof at the option of such holder, not later than the date upon which the moneys so invested are needed to make payments from those Funds. The Issuer (to the extent it retained or retains direction or control) and the Company each hereby represents that the investment and reinvestment and the use of the proceeds of the Refunded Bonds were restricted in such manner and to such extent, if any, as may be necessary so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code and each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

         The Company shall provide the Issuer with, and the Issuer may base its certificate and statement, each as authorized by the Bond Ordinance, on a certificate of an appropriate officer, employee or agent of or consultant to the Company for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based.

         Section 3.4.  Rebate Fund.  To the extent required by
Section 5.09 of the Indenture, within five days after the end of the fifth Bond Year (as defined in the Indenture) and every fifth Bond Year thereafter, and within five days after payment in full of all outstanding Bonds, the Company shall calculate or cause to be calculated the amount of Excess Earnings (as defined in the Indenture) as of the end of that Bond Year or the date of such payment and shall notify the Trustee of that amount. If the amount then on deposit in the Rebate Fund created under the Indenture is less than the amount of Excess Earnings (computed by taking into account the amount or amounts, if any, previously paid to the United States pursuant to Section 5.09 of the Indenture and this Section), the Company shall, within five days after the date of the aforesaid calculation, pay to the Trustee for deposit in the Rebate Fund an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture. The Company shall obtain and keep such records of the computations made pursuant to this Section as are required under Section 148(f) of the Code.



   (End of Article III)

                            ARTICLE IV

                  LOAN BY ISSUER; LOAN PAYMENTS;
           ADDITIONAL PAYMENTS; AND FIRST MORTGAGE BONDS

         Section 4.1.  Loan Repayment; Delivery of First
Mortgage Bonds. Upon the terms and conditions of this Agreement, the Issuer agrees to make the Loan to the Company. The proceeds of the Loan shall be deposited with the Trustee pursuant to
Section 3.2 hereof. As evidence of its obligation hereunder to repay the Loan, the Company agrees to execute and deliver the First Mortgage Bonds to the Issuer, in the manner provided in
Section 4.6 hereof. In consideration of and in repayment of the Loan, the Company shall make, as Loan Payments, to the Trustee for the account of the Issuer, payments on the First Mortgage Bonds which correspond, as to time, and are equal in amount, to the Bond Service Charges payable on the Bonds. All Loan Payments received by the Trustee shall be held and disbursed in accordance with the provisions of the Indenture and this Agreement for application to the payment of Bond Service Charges.

         The Company shall be entitled to a credit against the Loan Payments required to be made on any Loan Payment Date to the extent that the balance of the Bond Fund is then in excess of amounts required (a) for the payment of Bonds theretofore matured or theretofore called for redemption, or to be called for redemption pursuant to Section 6.1 hereof (b) for the payment of interest for which checks or drafts have been drawn and mailed by the Trustee or Paying Agent, and (c) to be deposited in the Bond Fund by the Indenture for use other than for the payment of Bond Service Charges due on that Loan Payment Date.

         Except for such interest of the Company as may hereafter arise pursuant to Section 8.2 hereof or Sections 5.07 or 5.08 of the Indenture, the Company and the Issuer each acknowledge that neither the Company nor the Issuer has any interest in the Bond Fund, and any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders.

         Section 4.2. Additional Payments. The Company shall pay to the Issuer, as Additional Payments hereunder, any and all costs and expenses incurred or to be paid by the Issuer in connection with the issuance and delivery of the Bonds or otherwise related to actions taken by the Issuer under this Agreement or the Indenture.

         The Company shall pay the Administration Expenses to the Trustee, the Registrar, and any Paying Agent or Authenticating Agent, as appropriate, as Additional Payments hereunder.

         The Company may, without creating a default hereunder, contest in good faith the reasonableness of any such cost or expense incurred or to be paid by the Issuer and any Administration Expenses claimed to be due to the Trustee, the Registrar, any Paying Agent or any Authenticating Agent.

         In the event the Company should fail to pay any Loan Payments, Additional Payments (including Administration Expenses) when due, the payment in default shall continue as an obligation of the Company until the amount in default shall have been fully paid together with interest thereon during the default period at the Interest Rate for Advances.

         Section 4.3.  Place of Payments.  The Company shall
make all Loan Payments directly to the Trustee at its Principal
Office. Additional Payments shall be made directly to the person or entity to whom or to which they are due.

         Section 4.4. Obligations Unconditional. The obligations of the Company to make Loan Payments, Additional Payments (including Administration Expenses) and any payments required of the Company under Section 5.09 of the Indenture shall be absolute and unconditional, and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Company may have or assert against the Issuer, the Trustee, the Registrar or any other Person.

         Section 4.5. Assignment of Revenues, Agreement and First Mortgage Bonds. To secure the payment of Bond Service Charges, the Issuer shall absolutely assign to the Trustee, its successors in trust and its and their assigns forever, by the Indenture, all right, title and interest of the Issuer in and to
(a) the Revenues, including, without limitation, all Loan Payments and other amounts receivable by or on behalf of the Issuer under the Agreement in respect of repayment of the Loan,
(b) the Agreement except for the Unassigned Issuer's Rights, and
(c) the First Mortgage Bonds. The Company hereby agrees and consents to those assignments.

         Section 4.6. First Mortgage Bonds. To evidence and secure the obligations of the Company to make the Loan Payments and repay the Loan, the Company will, concurrently with the issuance of the Bonds, execute and deliver First Mortgage Bonds to the Issuer in an aggregrate principal amount equal to the aggregate principal amount of the Bonds. The Company agrees that First Mortgage Bonds authorized pursuant to the Company Mortgage will be issued containing the terms and conditions and in substantially the form set forth in the Supplemental Mortgage Indenture. The First Mortgage Bonds shall:

              (a) provide for payments of interest equal to the payments of interest on the Bonds;

              (b) provide for payments of principal and any premium equal to the payments of principal (whether at maturity or by call for mandatory or optional redemption or pursuant to acceleration or otherwise) and any premium on the Bonds;

              (c)  require all such payments on such First
Mortgage Bonds to be made on or prior to the due date for the corresponding payments to be made on the Bonds; and

              (d) contain redemption provisions corresponding with such provisions of the Bonds.

Unless the Company is entitled to a credit under this Agreement or the Indenture, all payments on the First Mortgage Bonds shall be in the full amount required thereunder. The First Mortgage Bonds shall be registered in the name of the Trustee and shall not be transferred by the Trustee, except to effect transfers to any successor trustee under the Indenture.



   (End of Article IV)

                             ARTICLE V

                ADDITIONAL AGREEMENTS AND COVENANTS


         Section 5.1. Maintenance. The Company shall use its best efforts to cause the Project Facilities to be kept and maintained in good repair and good operating condition so that the Project Facilities will continue to constitute Pollution Control Facilities, for the purposes of the operation thereof as required by Section 5.3 hereof.

         So long as such shall not be in violation of the Act or impair the character of the Project Facilities as Pollution Control Facilities, and provided there is continued compliance with applicable laws and regulations of governmental entities having jurisdiction thereof, the Company shall have the right to remodel the Project Facilities or make additions, modifications and improvements thereto, from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which remodeling, additions, modifications and improvements shall be paid by the Company and the same shall, when made, become a part of the Project Facilities.

         Section 5.2. Removal of Portions of the Project Facilities. The Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project Facilities, except that, subject to Section 5.3 hereof, it will use its best efforts to cause to be continued the character of the Project Facilities as Pollution Control Facilities. The Company shall have the right from time to time to substitute personal or other property or fixtures for any portions of the Project Facilities, provided that the personal or other property or fixtures so substituted shall not impair the character of the Project Facilities as Pollution Control Facilities. Any such substituted property or fixtures shall, when so substituted, become a part of the Project Facilities. The Company shall also have the right to remove any portion of the Project Facilities, without substitution therefor; provided, that the Company shall deliver to the Trustee a certificate signed by an Engineer describing such portion of the Project Facilities and stating that the removal of such property or fixtures will not impair the character of the Project Facilities as Pollution Control Facilities.

         Section 5.3. Operation of Project Facilities. The Company will use its best efforts to continue operation of the Project Facilities so long as and to the extent that operation thereof is required to comply with laws or regulations of governmental entities having jurisdiction thereof or unless the Issuer shall have approved the discontinuance of such operation (which approval shall not be unreasonably withheld). The Company agrees that it will, within the design capacities thereof, use its best efforts to operate and maintain the Project Facilities in accordance with all applicable, valid and enforceable rules and regulations of governmental entities having jurisdiction thereof; provided, that the Company reserves the right to contest in good faith any such laws or regulations.

         Nothing in this Agreement shall prevent or restrict the Company, in its sole discretion, at any time, from discontinuing or suspending either permanently or temporarily its use of any facility of the Company served by the Project Facilities and in the event such discontinuance or suspension shall render unnecessary the continued operation of the Project Facilities, the Company shall have the right to discontinue the operation of the Project Facilities during the period of any such discontinuance or suspension.

         Section 5.4. Insurance. The Company agrees to insure its interest in the Project Facilities in the amount and with the coverage required by the Company Mortgage.

         Section 5.5. Damage; Destruction and Eminent Domain. If, prior to full payment of all 1994 Bonds outstanding (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the Project Facilities or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project Facilities or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Company or the Company Mortgage Trustee receive net proceeds from insurance or any condemnation award in connection therewith, the Company (unless it shall have exercised its option to prepay the Loan pursuant to provisions of Section 6.2 hereof) shall either
(i) cause such Net Proceeds to be used to repair, reconstruct, restore or improve the Project, or (ii) take any other action, including the redemption of Bonds, in whole or in part, on any date, which, in the Opinion of Bond Counsel reasonably acceptable to the Company and the Trustee, will not adversely affect the exclusion of interest on any of the 1994 Bonds from gross income for federal income tax purposes under Section 103(a) of the Code and will not conflict with any provision of this Agreement or the Indenture.

         It is hereby acknowledged and agreed that any net proceeds from insurance or any condemnation award relating to the Project Facilities are subject to the lien of the Company Mortgage and shall be disposed of in accordance with the terms and provisions of the Company Mortgage and that any obligations of the Company under this Section 5.5 not satisfied by application of such net proceeds shall be limited to the general credit of the Company and does not require disposition of such net proceeds contrary to the requirements of the Company Mortgage.

         Section 5.6. Company to Maintain its Corporate Existence; Conditions Under Which Exceptions Permitted. The Company agrees that during the term of this Agreement it will maintain its corporate existence and, will not sell its electric properties as an entirety or substantially as an entirety or consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, except to the extent permitted under the provisions of the Company Mortgage, provided that any successor corporation resulting from any such sale, consolidation or merger shall assume all obligations of the Company arising under or contemplated by the provisions of this Agreement.

         If consolidation, merger or sale or other transfer is made as provided in this Section, the provisions of this Section shall continue in full force and effect and no further consolidation, merger or sale or other transfer shall be made except in compliance with the provisions of this Section.

         Section 5.7.  Indemnification.  The Company releases
the Issuer from, agrees that the Issuer shall not be liable for, and indemnifies the Issuer against, all liabilities, claims, costs and expenses imposed upon or asserted against the Issuer on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project Facilities; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or any related document, or arising from any act or failure to act by the Company, or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Bonds, and the provision of any information furnished in connection therewith concerning the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certifications made by the Issuer under Section 3.4 hereof or for inclusion in, or as a basis for preparation of, the information statements filed by the Issuer pursuant to the Bond Ordinance); and (d) any claim or action or proceeding with respect to the matters set forth in
(a), (b) and (c) above brought thereon.

         The Company agrees to indemnify the Trustee, the Paying Agent and the Registrar (each hereinafter referred to in this section as an "indemnified party") for and to hold each of them harmless against all liabilities, claims, costs and expenses incurred without negligence or willful misconduct on the part of the indemnified party, on account of any action taken or omitted to be taken by the indemnified party in accordance with the terms of this Agreement, the Bonds or the Indenture or any action taken at the request of or with the consent of the Company, including the costs and expenses of the indemnified party in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Agreement, the Bonds or the Indenture or any action taken at the request of or with the consent of the Company.

         In case any action or proceeding is brought against the Issuer or an indemnified party in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless that failure prejudices the defense of the action or proceeding by the Company. At its own expense, an idemnified party may employ separate counsel and participate in the defense; provided, however, where it is ethically inappropriate for one firm to represent the interests of the Issuer and any other indemnified party or parties, the Company shall pay the Issuer's legal expenses in connection with the Issuer's retention of separate counsel. The Company shall not be liable for any settlement made without its consent.

         The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees of the Issuer, the Trustee, the Paying Agent and the Registrar, respectively. That indemnification is intended to and shall be enforceable by the Issuer, the Trustee, the Paying Agent and the Registrar, respectively, to the full extent permitted by law.

         Section 5.8. Company Not to Adversely Affect Exclusion of Interest on 1994 Bonds from Gross Income for Federal Income Tax Purposes. The Company hereby covenants and represents that it has taken and caused to be taken and shall take and cause to be taken all actions that may be required of it for the interest on the 1994 Bonds to be and remain excluded from the gross income of the Holders for federal income tax purposes, and that it has not taken or permitted to be taken on its behalf, and covenants that it will not take, or permit to be taken on its behalf, any action which, if taken, would adversely affect that exclusion under the provisions of the Code.

         The Company covenants and agrees with Issuer that it will cause the outstanding principal amount of the Refunded Bonds to be paid and discharged in accordance with the Refunded Bonds Indenture on or prior to the 90th day after the date of issuance of the Bonds.

         Section 5.9. Use of Project Facilities. The Issuer agrees that it will not take any action, or cause any action to be taken on its behalf, to interfere with the Company's ownership interest in the Project or to prevent the Company from having possession, custody, use and enjoyment of the Project other than pursuant to Article VII of this Agreement or Article VII of the Indenture.

         Section 5.10. Assignment by Company. This Agreement may be assigned in whole or in part by the Company without the necessity of obtaining the consent of either the Issuer or the Trustee, subject, however, to each of the following conditions:

         (a) No assignment (other than pursuant to Section 5.6 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment the Company shall continue to remain primarily liable for the payment of the Loan Payments and Additional Payments and for performance and observance of the agreements on its part herein provided to be performed and observed by it.

         (b) Any assignment by the Company must retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume the obligations of the Company hereunder to the extent of the interest assigned.

         (c) The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Issuer and the Trustee a true and complete copy of each such assignment together with any instrument of assumption.

         (d) Any assignment from the Company shall not materially impair fulfillment of the Project Purposes to be accomplished by operation of the Project as herein provided.

         Section 5.11. Agreements with Bond Insurer. So long as the Bond Insurance Policy is in full force and effect with respect to the Bonds and the Bond Insurer is not in default thereunder as defined in Section 7.10 of the Indenture, the following provisions shall apply:

         (a) Any action requiring the approval or consent of the Holders, the Issuer, the Trustee or the Company under the Agreement shall also require the prior written consent of the Bond Insurer.

         (b) The Company shall provide the Bond Insurer annually with copies of the Company's audited financial statements.

         (c) Upon the occurrence and continuance of an Event of Default hereunder, the Bond Insurer shall have the same right as the Authority and the Trustee to pursue the remedies provided in Sections 7.2 and 7.3 hereof; and

         (d) The Company shall give notice to the Bond Insurer, not less than two days prior to any Loan Payment Date, if the Company does not intend or will be unable to make the Loan
Payment on that Loan Payment Date.



    (End of Article V)

                             ARTICLE VI

                             REDEMPTION

         Section 6.1.  Optional Redemption.  Provided no Event
of Default shall have occurred and be subsisting, at any time and from time to time, the Company may deliver moneys to the Trustee in addition to Loan Payments or Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of calling Bonds for optional redemption in accordance with the applicable provisions of the Indenture providing for optional redemption at the redemption price stated in the Indenture. Pending application for those purposes, any moneys so delivered shall be held by the Trustee in a special account in the Bond Fund and delivery of those moneys shall not, except as set forth in Section 4.1 hereof, operate to abate or postpone Loan Payments or Additional Payments otherwise becoming due or to alter or suspend any other obligations of the Company under this Agreement.

         Section 6.2. Extraordinary Optional Redemption. The Company shall have, subject to the conditions hereinafter imposed, the option to direct the redemption of the Bonds in whole in accordance with the applicable provisions of the Indenture upon the occurrence of any of the following events:

         (a) The Project or the Station Unit shall have been damaged or destroyed to such an extent that (1) it cannot reasonably be expected to be restored, within a period of six consecutive months, to the condition thereof immediately preceding such damage or destruction or (2) the Company is reasonably expected to be prevented from carrying on its normal operations in connection therewith for a period of six consecutive months.

         (b) Title to, or the temporary use of, all or a significant part of the Project or the Station Unit shall have been taken under the exercise of the power of eminent domain (1) to such extent that it cannot reasonably be expected to be restored within a period of six consecutive months to a condition of usefulness comparable to that existing prior to the taking or
(2) to such an extent that the Company is reasonably expected to be prevented from carrying on its normal operations in connection therewith for a period of six consecutive months.

         (c) As a result of any changes in the Constitution of the State, the Constitution of the United States of America or any state or federal laws or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after any contest thereof by the Issuer or the Company in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Agreement.

         (d) Unreasonable burdens or excessive liabilities shall have been imposed upon the Issuer or the Company with respect to the Project or the Station Unit or the operation thereof, including, without limitation, the imposition of federal, state or other ad valorem, property, income or other taxes other than ad valorem taxes at the rates presently levied upon privately owned property used for the same general purpose as the Project or the Station Unit.

         (e) Changes in the economic availability of raw materials, operating supplies, energy sources or supplies or facilities (including, but not limited to, facilities in connection with the disposal of industrial wastes) necessary for the operation of the Project or the Station Unit for the Project Purposes occur or technological or other changes occur which the Company cannot reasonably overcome or control and which in the Company's reasonable judgment render the Project or the Station Unit uneconomic or obsolete for the Project Purposes.

         (f) Any court or administrative body shall enter a judgment, order or decree, or shall take administrative action, requiring the Company to cease all or any substantial part of its operations served by the Project or the Station Unit to such extent that the Company is or will be prevented from carrying on its normal operations at the Project or a Station Unit for a period of six consecutive months.

         (g) The termination by the Company of operations at the Station Unit.

         The amount payable by the Company in the event of its exercise of the option granted in this Section shall be the sum of the following:

         (i) An amount of money which, when added to the moneys and investments held to the credit of the Bond Fund, will be sufficient pursuant to the provisions of the Indenture to pay, at 100% of the principal amount thereof plus accrued interest to the redemption date, and discharge, all Outstanding Bonds on the earliest applicable redemption date, that amount to be paid to the Trustee, plus

         (ii) An amount of money equal to the Additional Payments relating to those Bonds accrued and to accrue until actual final payment and redemption of those Bonds, that amount or applicable portions thereof to be paid to the Trustee or to the Persons to whom those Additional Payments are or will be due.

The requirement of (ii) above with respect to Additional Payments to accrue may be met if provisions satisfactory to the Trustee and the Issuer are made for paying those amounts as they accrue.

         The rights and options granted to the Company in this Section may be exercised whether or not the Company is in default hereunder; provided, that such default will not relieve the Company from performing those actions which are necessary to exercise any such right or option granted hereunder.

         Section 6.3. Mandatory Redemption. The Company shall deliver to the Trustee the moneys needed to redeem the Bonds in accordance with any mandatory redemption provisions relating thereto as may be set forth in Section 4.01(b) of the Indenture.

         Section 6.4. Notice of Redemption. In order to exercise an option granted in, or to consummate a redemption required by, this Article VI, the Company shall, (i) within 180 days following the event authorizing the exercise of such option or at any time during the continuation of the condition referred to in paragraphs (c), (d) or (e) of Section 6.2 hereof or (ii) promptly upon the occurrence of a Determination of Taxability (as defined in the Indenture), give written notice to the Issuer, the Trustee and the Company Mortgage Trustee that it is exercising its option to direct the redemption of Bonds, or that the redemption thereof is required by Section 4.01(b) of the Indenture due to the occurrence of a Determination of Taxability, as the case may be, in accordance with the Agreement and the Indenture, and shall specify therein the date on which such redemption is to be made, which date shall not be more than 180 days from the date such notice is mailed. The Company shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption to the Holders of the Bonds, in which arrangements the Issuer shall cooperate. The Company shall make arrangements satisfactory to the Company Mortgage Trustee to effect a concurrent redemption of an equivalent principal amount of corresponding First Mortgage Bonds under the Supplemental Mortgage Indenture.

         Section 6.5. Actions by Issuer. At the request of the Company or the Trustee, the Issuer shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article VI.

         Section 6.6. Concurrent Discharging of First Mortgage Bonds. In the event any of the Bonds shall be paid and discharged, or deemed to be paid and discharged, pursuant to any provisions of this Agreement and the Indenture, so that such Bonds are not thereafter outstanding within the meaning of the Indenture, a like principal amount of corresponding First Mortgage Bonds shall be deemed fully paid for purposes of this Agreement and to such extent the obligations of the Company hereunder shall be deemed terminated.



   (End of Article VI)

                           ARTICLE VII

                  EVENTS OF DEFAULT AND REMEDIES


         Section 7.1. Events of Default. Each of the following shall be an Event of Default:

              (a) The occurrence of an event of default as defined in Section 7.01 (a) or (b) of the Indenture;

              (b) The Company shall fail to observe and perform any other agreement, term or condition contained in this Agreement, other than such failure as will have resulted in an event of default described in (a) above and the continuation of that failure for a period of 90 days after notice thereof shall have been given to the Company by the Issuer or the Trustee, or for such longer period as the Issuer and the Trustee may agree to in writing; provided, that failure shall not constitute an Event of Default so long as the Company institutes curative action within the applicable period and diligently pursues that action to completion; and

              (c) The occurrence of a "completed default" as defined in Section 1 of Article Twelve of the Company Mortgage.

         Notwithstanding the foregoing, if, by reason of Force Majeure, the Company is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (b) hereof, the Company shall not be deemed in default during the continuance of such inability. However, the Company shall promptly give notice to the Trustee and the Issuer of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within its discretion.

         The term Force Majeure shall mean the following:

               (i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, nuclear accidents or other malfunction or accident to facilities, machinery, transmission pipes or canals;

         partial or entire failure of a utility serving the Project; shortages of labor, materials, supplies or transportation; or

              (ii)  any cause, circumstance or event not
reasonably within the control of the Company.

         The exercise of remedies hereunder shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

         Section 7.2.  Remedies on Default.  Whenever an Event
of Default shall have happened and be subsisting, either or both of the following remedial steps may be taken:

              (a) The Issuer or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Company, only, however, insofar as they pertain to the Project; and

              (b) The Issuer or the Trustee may pursue all remedies now or hereafter existing at law or in equity to recover all amounts, including a11 Loan Payments and Additional Payments, then due and thereafter to become due under this Agreement, or to enforce the performance and observance of any other obligation or agreement of the Company under those instruments.

Notwithstanding the foregoing, the Issuer shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Issuer at no cost or expense to the Issuer. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 5.08 of the Indenture for transfers of remaining amounts in the Bond Fund.

         The provisions of this Section are subject to the further limitation that the rescission and annulment by the Trustee of its declaration that all of the Bonds are immediately due and payable also shall constitute a rescission and annulment of the consequences of that declaration and of the Event of Default with respect to which that declaration has been made, provided that no such rescission and annulment shall extend to or affect any subsequent or other default or impair any right consequent thereon.

         Section 7.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

         Section 7.4. Agreement to Pay Attorneys' Fees and Expenses. If an Event of Default should occur and the Issuer or the Trustee should incur expenses, including attorneys' fees, in connection with the enforcement of this Agreement or the collection of sums due hereunder, the Company shall be required, to the extent permitted by law, to reimburse the Issuer and the Trustee, as applicable, for the expenses so incurred upon demand.

         Section 7.5. No Waiver. No failure by the Issuer or the Trustee to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

         Section 7.6.  Notice of Default.  The Company shall
notify the Trustee immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.



   (End of Article VII)

                           ARTICLE VIII

                           MISCELLANEOUS

         Section 8.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date of delivery of the Bonds to the Original Purchaser until such time as all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Company under this Agreement shall have been paid.

         Section 8.2. Amounts Remaining in Funds. Any amounts in the Bond Fund remaining unclaimed by the Holders of Bonds for four years after the due date thereof (whether at stated maturity, by redemption, upon acceleration or otherwise), at the option of the Company, shall be deemed to belong to and shall be paid, subject to Section 5.07 of the Indenture, at the written request of the Company, to the Company by the Trustee. With respect to the principal of and any premium and interest on the Bonds to be paid from moneys paid to the Company pursuant to the preceding sentence, the Holders of the Bonds entitled to those moneys shall look solely to the Company for the payment of those moneys. Further, any amounts remaining in the Bond Fund and any other special funds or accounts created under this Agreement or the Indenture, except the Rebate Fund, after all of the Bonds shall be deemed to have been paid and discharged under the provisions of the Indenture and all other amounts required to be paid under this Agreement and the Indenture have been paid, shall be paid to the Company to the extent that those moneys are in excess of the amounts necessary to effect the payment and discharge of the Outstanding Bonds.

         Section 8.3. Notices. All notices, certificates, requests or other communications hereunder shall be in writing, except as provided in Section 3.3 hereof, and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Company or the Trustee shall also be given to the others. The Company, the Issuer and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

         The Bond Insurer shall receive copies of all notices required to be given by the Trustee, the Issuer or the Company under the Agreement, including all notices to Holders. All notices required to be given to the Bond Insurer under this Agreement shall be in writing and shall be sent by registered or certified mail addressed to Municipal Bond Investors Assurance Corporation, 113 King Street, Armonk, New York 10504, Attention:

Surveillance.

         Section 8.4. Extent of Covenants of the Issuer; No Personal Liability. All covenants, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law.
No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future officer, agent or employee of the Issuer in other than his official capacity, and neither the elected or appointed officers, agents and employees of the Issuer nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Agreement or in the Indenture.

         Section 8.5. Binding Effect. This Agreement shall inure to the benefit of the Issuer, the Company, the Trustee, any Paying Agent and any Registrar, and their respective permitted successors and assigns and shall be binding in accordance with its terms upon the Issuer, the Company and their respective permitted successors and assigns provided that this Agreement may not be assigned by the Company (except as permitted under Sections 5.8 or 5.12 hereof) and may not be assigned by the Issuer except to (i) the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond Service Charges or (ii) any successor public body to the Issuer.

         Section 8.6. Amendments and Supplements. Except as otherwise expressly provided in this Agreement or the Indenture, subsequent to the issuance of the Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement may not be effectively amended, changed, modified, altered or terminated by the parties hereto except with the consents and notices required by, and in accordance with, the provisions of Article XI of the Indenture, as applicable.

         Section 8.7.  Execution Counterparts.  This Agreement
may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

         Section 8.8. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a judicial or administrative authority to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

         Section 8.9.  Governing Law.  This Agreement shall be
deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.



  (End of Article VIII)

         IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

                                  COUNTY OF BOONE, KENTUCKY
(Seal)


                                  By:    /S/ KENNETH R. LUCAS
                                      --------------------------
                                             KENNETH R. LUCAS
                                         County Judge/Executive


                                  Attest:    /S/ CAROL RUDICILL
                                          ----------------------
                                               CAROL RUDICILL


                          Fiscal Court Clerk



                                  THE CINCINNATI GAS & ELECTRIC
                                  COMPANY


                                  By:    /S/ WILLIAM L. SHEAFER
                                      --------------------------
                                            WILLIAM L. SHEAFER
                                               Treasurer

                                  EXHIBIT A

                                      TO

                                LOAN AGREEMENT

                         DATED AS OF OCTOBER 1, 1979

                                   BETWEEN

                      THE COUNTY OF BOONE, KENTUCKY, AND
                    THE CINCINNATI GAS & ELECTRIC COMPANY

                               ---------------

                                    PART I

                               ---------------

                                 THE PROJECT

                               ---------------


     Facilities to be Acquired, Constructed and Installed at the East Bend Generating Station, Unit 2, and financed in part (51%) by Application of the Proceeds of the 1979 Series A Bonds in Accordance with this Agreement and the Indenture

                               ---------------

                         EAST BEND GENERATING STATION
                                    UNIT 2

                               ---------------


                         ELECTROSTATIC PRECIPITATORS

     Electrostatic precipitators will be installed to serve Unit 2 of the East Bend Generating Station. Unit 2 of the East Bend Generating Station is a new coal-fired steam electric generating unit, and the precipitators are and will be installed simultaneously with construction and installation of the generating unit itself. The electrostatic precipitators, together with functionally related and associated structural supports and ductwork are solely designed and intended to reduce particulate loading of flue gases by removal of flyash and particulates from flue gases exiting the Unit 2 steam boiler. The precipitators are designed to remove 99.6% of particulate emissions and flyash when the steam boiler is being operated. The precipitators operate upon the principle of creation of an electromagnetic field which attracts and captures particulate matter (flyash) from the flue gases. The flyash is then removed and conveyed to silos. Thereafter, the flyash is conveyed by pneumatic systems to a sludge and flyash processing facility or to an ash pond for ultimate disposal.

                        SULPHUR DIOXIDE REMOVAL SYSTEM

     A complete sulphur dioxide removal system (scrubbers) will be provided for the East Bend Generating Station, Unit 2. Following electrostatic precipitation, flue gases will be transmitted from the precipitators to the scrubber, where they will be reacted with a liquefied calcium hydroxide solution utilized in the scrubbing process as a reactive agent. Sulphur dioxide contained in flue gases undergoes chemical reaction upon contact with calcium hydroxide, with resultant formation of non-commercial calcium sulfite and calcium sulfate sludges. The sulphur dioxide scrubber is designed to remove 87% of airborne sulphur dioxide and will also remove a portion of any particulate matter remaining after electrostatic precipitation, before emission of the cleansed gases to the atmosphere.
The sulphur dioxide scrubber system will be composed of the scrubber itself, associated ductwork, structural supports and piping, electric elements, reactive tanks for holding the reactive agents and recycling and thickening tanks from which the resulting calcium sulfite and calcium sulfate is withdrawn for final disposal. There will also be acquired and installed certain functionally related facilities to prepare reactant materials for use in scrubbers, together with pumps, mixers and holding tanks and conveyors and other transport mechanisms situated at or near reactant reception facilities in close proximity to the generating station for the receipt of reactants and transmission thereof to storage facilities or directly to the sulphur dioxide removal system.

                      SOLID WASTE DISPOSAL FACILITIES

     Sludge produced by the sulphur dioxide removal system will be conveyed, together with flyash collected by the electrostatic precipitators, to the sludge and flyash processing facility, where sludge and flyash will be mixed with lime, dewatered and prepared for ultimate disposal. The system consists of receptacles for the storage and handling of flyash, lime and sludge, mixers, sludge pits, pumps, dewatering and solids-formation pads for receipt of the final waste product together with functionally related and subordinate facilities.

                             COOLING TOWER

     A mechanical draft cooling tower with a closed-loop water system will be provided for the East Bend Generating Station, Unit 2. The purpose of the cooling tower is to transfer to the atmosphere the heat absorbed by waters circulated through the condenser, which condenses low pressure steam discharged from the steam driven electric turbine. The closed-loop system with cooling tower is designed to minimize the release of heated water (thermal pollution) to the Ohio River and is required in order to conform to applicable water pollution control regulations. The described water pollution control and abatement facility consists of a mechanical draft cooling tower, pumps, circulating water pipes, structural supports and associated and related equipment. Because a portion of the cost of the closed-loop cooling tower is allocable to cost savings resulting because an alternate facility need not be constructed which would, without any pollution control restrictions, be an adequate facility to cycle water to and from the generating unit, only an incremental portion of the closed-loop cooling tower is deemed to be a Project facility.

                     WASTEWATER DISPOSAL FACILITIES

     Sumps, piping, a sewage treatment plant, a neutralization basin and an ash pond will be acquired and constructed to provide for the disposal of various liquid wastes, including oil, chemicals, contaminated water and flow-off from coal piles.

                    ENGINEERING FEES, RESIDENT INSPECTION,
                     CAPITALIZED INTEREST AND TEST COSTS

     Sargent & Lundy, Consulting Engineers of Chicago, Illinois, and other firms have acted as Engineers to the Company in designing the Project facilities and have performed and will perform resident inspection services with respect thereto. Such costs, together with Company costs directly attributable to design and construction of the Protect, capitalized interest and the testing of Project facilities are a part of the Project.


                               ---------------

                                   PART II

                               ---------------

                   ADDITIONAL POLLUTION CONTROL FACILITIES

     The pollution control facilities constituting the Project as described in Part I of this Exhibit A represent a portion of all of the pollution control facilities intended to be acquired, constructed and installed at the East Bend Generating Station, Units 1 and 2, which complete pollution control facilities are described in that certain Memorandum of Agreement dated as of February 17, 1976, by and between the County of Boone, Kentucky, The Cincinnati Gas & Electric Company and The Dayton Power and Light Company, as follows:

                 DESCRIPTION OF POLLUTION CONTROL FACILITIES
               TO BE CONSTRUCTED IN CONNECTION WITH UNIT 1 AND
                  UNIT 2 OF THE EAST BEND GENERATING STATION
                           (BOONE COUNTY, KENTUCKY

                    THE CINCINNATI GAS & ELECTRIC COMPANY
                                     AND
                      TEE DAYTON POWER AND LIGHT COMPANY

     The Project will consist of air, solid waste and water pollution control and abatement facilities and systems. The Project will be installed in conjunction with the construction of Unit 1 and Unit 2 of an electric generation facility now known as the East Bend Generating Station, being constructed by The Cincinnati Gas & Electric Company and The Dayton Power and Light Company, to be situated near the community of Rabbit Rash, in Boone County, Kentucky, on the Ohio River.

     The Project facilities and systems hereafter described are designed and are to be installed and utilized solely and only for the collection, removal, abatement, alteration, control, containment and disposition of atmospheric, solid waste and water pollutants so that gaseous and liquid emissions and sanitary effluent from Unit 1 and Unit 2 of the East Bend Generating Station meet applicable governmental air and water quality standards or limitations.

     The following, together with necessary appurtenant and incidental facilities, constitute the major components of the Project:

                        ELECTROSTATIC PRECIPITATORS

Electrostatic precipitators or other comparable particulate control devices will be constructed in connection with Unit 1 and Unit 2, together with associated structural supports, power modules and electrical substations, and necessary and incidental ductwork. The electrostatic precipitators or other particulate control devices will be designed and intended solely and only to remove flyash and particulate matter from flue gases exiting the coal-fired steam boilers. Such air pollution control devices will be designed to at least meet or exceed applicable governmental air quality standards or limitations.

                            FLUE GAS DUCT SYSTEMS

     Proposed flue gas duct systems will be designed to convey untreated boiler flue gases emitted from the steam boilers to the electrostatic precipitators or comparable particulate control devices where particulate emissions and flyash will be removed.

Induced draft fans and booster fans, as appropriate, will form an integral part of the flue gas duct systems. The system will convey partiallY cleansed flue gases to the sulphur dioxide removal systems following particulate removal.

              FLYASH STORAGE SILOS AND ASSOCIATES FACILITIES

     Flyash and particulate loadings removed from boiler flue gases by electrostatic precipitators or other particulate removal devices and collected from economizer hoppers and air heater hoppers will be conveyed either to storage silos for removal from the site in dry form or to proposed waste retention basin or basins, or central storage and removal facilities. Incorporated into all flyash storage silos will be bag-house filter systems for the control of dust.

                   ASH HANDLING AND TRANSPORT SYSTEMS

     Proposed ash handling and transport systems will be either air or water pressure motivated. If water pressure motivated, the systems will utilize blowdown from proposed water cooling towers. If air pressure motivated, the systems will utilize compressors, fans or hydraulic facilities. In either case, the ash handling and transport systems will be designed to convey ash from collection hoppers at various generating station facilities to either (i) storage silos, (ii) ash retention basins, or (iii) other ash disposal facilities. Certain roadways solely for transportation of wastes will be constructed.

                         WASTE RETENTION BASINS

     Proposed waste retention basins, involving substantial land, will be situated at the generating station and will serve no other purpose but to receive, contain and neutralize (i) flyash and particulate matter captured by operation of the electrostatic precipitators or by the dust control systems, (ii) bottom ash produced by operation of the coal-fired steam generators, (iii) liquid wastes produced by coal pile runoffs, chemical spills, oil spills and other causes (with exception of sanitary wastes which are treated by a separate sanitary sewer facility), and (iv) acid and caustic liquid wastes produced by boiler operations. The waste retention basins will allow neutralization of wastes collected therein, will function on the gravity-settling principle and will incorporate barriers and skimmers as appropriate to prevent floating flyash and floating liquid wastes, including waste oils, from being transmitted to the water source (Ohio Rivers).

                        OIL ELIMINATION SYSTEM

     An oil elimination and control system will be incorporated in each generating unit, which will collect oil runoffs, exudations and spills and convey them to a central oil waste receptacle for skimming and separation of oils from watery effluent.

                       COAL DUST CONTROL SYSTEM

     The proposed coal dust control system will provide facilities to prevent atmospheric pollution while coal is being conveyed from the coal storage and/or coal unloading facilities to the boilers. Coal is proposed to be transported from river barges by means of a mechanical unloader and conveyed to transfer houses where it will be crushed and thence delivered to coal storage bunkers by belt conveyors. The coal conveyor systems will be covered as required, and additional coal dust control devices will be employed at each transfer point and at the coal storage bunkers.

              WATER COOLING TOWERS AND ASSOCIATED EQUIPMENT

     Water cooling towers, complete with all necessary associated equipment, will be provided to remove heat (thermal pollution) from the steam turbine exhausts. The heat will be dissipated to the atmosphere and cooling tower blowdown streams will be utilized as required, to provide motive power for transporting bottom ash, flyash and other wastes to the waste retention basins or other waste disposal facilities.

                    SANITARY SEWAGE TREATMENT PLANT

     A sanitary sewage treatment plant and necessary appurtenances will be constructed upon the generating station site to nest appropriate federal, state and local requirements. Such treatment plant will be adequate to serve all personnel permanently assigned to the generating station as well as all members of construction crews on the premises during construction of the East Bend Generating Station.

                      SULPHUR DIOXIDE REMOVAL SYSTEMS

     Sulphur dioxide removal systems will be installed as appropriate, dependent upon the sulphur content of coal utilized in the generating process and regulatory requirements. Such facilities will be designed to reduce sulphur dioxide emissions to such level as will meet or exceed applicable governmental air quality standards or limitations. The sulphur dioxide removal facilities may utilize either the "wet scrubber" system, or such other system as at the time of design represents the most appropriate technology for the site and will meet or exceed applicable governmental air quality standards or limitations.

                          SLUDGE RETENTION BASINS

     Sulphur dioxide removal systems may produce substantial solid or liquid waste byproducts. Dependent upon the sulphur dioxide removal process used, sludge retention basins will be provided to receive and hold such liquid and/or solid waste products for ultimate disposition.

                    AUXILIARY FACILITIES ASSOCIATED WITH
                      SULPHUR DIOXIDE REMOVAL EQUIPMENT

     Dependent upon the technology to be utilized, the sulphur dioxide removal systems will require facilities for reception of reactant material, together with holding vats or ponds, transmission lines, reactant tanks, pumps, sprays, transmission facilities and other associated structures and facilities.

                         ELEVATED FLUE GAS DIFFUSER

     Proposed elevated flue gas diffusers (chimneys) will be constructed to maximize diffusion of stack gases produced by operation of the generating station.

                            MONITORING EQUIPMENT

     Monitoring equipment, as required by appropriate laws and regulations, will be installed to monitor liquid discharges, solid waste discharges, stack gas discharges and ambient air quality.

                  ENGINEERING COSTS, RESIDENT INSPECTIONS,
                        TEST COSTS AND ISSUANCE COSTS

     Amounts representing engineering costs, resident inspection and testing of Project facilities, together with actual costs of Project facilities and bond issuance costs, will form a part of the Project.